Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-275001

Prospectus Supplement No. 1

(To Prospectus dated January 12, 2024)

SUPPLEMENT TO

PROSPECTUS FOR UP TO 28,946,340 LTC CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES, 15,037,075 LTC WARRANTS AND

15,037,075 LTC ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES ISSUABLE UPON EXERCISE OF LTC WARRANTS

OF

Lotus Technology Inc.

This Supplement No. 1 to the prospectus (this “Supplement No. 1”) updates and supplements certain information contained in the prospectus dated January 12, 2024 (the “Prospectus”), which forms a part of the Registration Statement on Form F-4 (Registration No. 333-275001) of Lotus Technologies Inc. (“LTC”). Capitalized terms used in this Supplement No. 1 and not otherwise defined have the meaning given to them in the Prospectus.

The attached information updates and supplements certain information contained in the Prospectus. To the extent information in this Supplement No. 1 differs from or updates information contained in the Prospectus, the information in this Supplement No. 1 is the more current information. This Supplement No. 1 is not complete without the Prospectus. This Supplement No. 1 should be read in conjunction with the Prospectus, which is to be delivered with this Supplement No. 1, and is qualified by reference thereto, except to the extent that the information in this Supplement No. 1 updates or supersedes the information contained in the Prospectus. Please keep this Supplement No. 1 with the Prospectus for future reference.

Investing in the securities of LCAA or LTC involves a high degree of risk. See “Risk Factors” beginning on page 85 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 20, 2024.

This Supplement No. 1 should be read in conjunction with the Prospectus, which should be read carefully and in its entirety.

SUPPLEMENT NO. 1 TO THE PROSPECTUS

1. Delete the last two sentences of the first full paragraph on page 38 under the section headed “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS — Permission, Review and Filing Required from the Authorities in Mainland China Relating to the Transactions” in their entirety and replace with the following:

“Lotus Tech submitted a filing with the CSRC with respect to the Business Combination, and the CSRC concluded the filing procedures on February 8, 2024 and has published the filing results on the CSRC website.”

2. Delete the last three sentences of the first full paragraph on page 117 under the section headed “Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of mainland China. However, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to offering, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities” in their entirety and replace with the following:

“Lotus Tech submitted a filing with the CSRC with respect to the Business Combination, and the CSRC concluded the filing procedures on February 8, 2024 and has published the filing results on the CSRC website.”

3. Insert the following sentences after the first full paragraph under the subsection headed “PIPE Financing” beginning on page 188:

“On February 15, 2024, LTC entered into a PIPE Subscription Agreement with a third-party investor pursuant to which such investor agreed to subscribe for and purchase 1,500,000 LTC Ordinary Shares for US$10.00 per share on terms and conditions substantially similar to those contained in the other PIPE Subscription Agreements previously entered into by LTC and the PIPE Investors. Separately, a PIPE Investor which previously committed to subscribing for and purchasing LTC Ordinary Shares for a total investment amount of approximately US$3.0 million has terminated such investment commitment.”

— END OF SUPPLEMENT NO. 1 TO THE PROSPECTUS —

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on beliefs and assumptions and on information currently available to LCAA and LTC.

All statements other than statements of historical fact contained in this communication are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. These statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of LCAA and LTC, which involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Any such estimates, assumptions, expectations, forecasts, views or opinions, whether or not identified in this communication, should be regarded as preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. Although each of LCAA and LTC believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of LCAA and LTC caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in the definitive proxy statement/prospectus in the registration statement on Form F-4 relating to the proposed transaction filed by LTC with the SEC and other documents filed by LCAA or LTC from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those expressed or implied in the forward-looking statements. Neither LCAA nor LTC can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including the ability to complete the business combination due to the failure to obtain approval from LCAA shareholders or satisfy other closing conditions in the merger agreement, the occurrence of any event that could give rise to the termination of the merger agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by LCAA public shareholders, costs related to the transaction, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings and other risks and uncertainties, including those included under the heading “Risk Factors” in the registration statement on Form F-4 filed by LTC with the SEC and those included under the heading “Risk Factors” in the annual report on Form 10-K of LCAA and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by LCAA or LTC, their respective directors, officers or employees or any other person that LCAA or LTC will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this communication represent the views of LCAA and LTC as of the date of this communication. Subsequent events and developments may cause those views to change. However, while LCAA and LTC may update these forward-looking statements in the future, LCAA and LTC specifically disclaim any obligation to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of LCAA and LTC as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Additional Information Regarding the Transaction and Where to Find It

In connection with the proposed transaction, LTC has filed a registration statement on Form F-4 with the SEC that includes a prospectus with respect to LTC’s securities to be issued in connection with the proposed transaction and a proxy statement with respect to the shareholder meeting of LCAA to vote on the proposed transaction, which was declared effective on January 12, 2024. Shareholders of LCAA and other interested persons are encouraged to read the definitive proxy statement/prospectus as well as other documents to be filed with the SEC because these documents contain important information about LCAA and LTC and the proposed transaction. Shareholders of LCAA are also able to obtain a copy of the Form F-4, including the definitive proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: L Catterton Asia Acquisition Corp, 8 Marina View, Asia Square Tower 1, #41-03, Singapore or, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

LCAA and LTC and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of LCAA and their ownership is set forth in LCAA’s filings with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of LCAA’s shareholders in connection with the potential transaction is set forth in the registration statement containing the definitive proxy statement/prospectus filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to L Catterton Asia Acquisition Corp, 8 Marina View, Asia Square Tower 1, #41-03, Singapore.